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FORM 4
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name AND Ticker or Trading Symbol 6. Relationship of Reporting Person(s) to
  BRUNO, RONALD G.                                BOOKS-A-MILLION, INC. (BAMM)                  Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  TWO PERIMETER PARK SOUTH, SUITE 300E            Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person                     JUNE 1998          ----        title ---       below)
                 (Street)                                                 ------------------                below)
  BIRMINGHAM, ALABAMA 35243                       (Voluntary)             5. If Amendment,
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)
                                                                             (Month/Year)    7. Individual or Joint/Group Filing
                                                                                                (Check applicable line)
                                                                          ------------------     X  Form filed by One
                                                                                                ----Reporting Person
                                                                                                    Form filed by More than
                                                                                                ----One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code                                      cially Owned at     Form:          direct
                                                            (Instr. 3, 4 and 5)          End of Month        Direct         Benefi-
                                  (Month/      (Instr. 8)                                                    (D) or         cial
                                   Day/                                                  (Instr. 3 and 4)    Indirect       Owner-
                                   Year)    ---------------------------------------                          (I)            ship
                                            Code    V       Amount   (A) or   Price
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, $.01 Par Value     6/10/98     P              2,500        A      4.75        2,500               D
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Common Stock, $.01 Par Value     6/10/98     P              1,000        A      4.875       1,000               D
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Common Stock, $.01 Par Value     6/10/98     p              6,500        A      4.9375      6,500               D
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                                                                                           10,000
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                             (Over)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
                             Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
   (Instr. 3)                Price of                            Acquired (A)     Date                                  ative
                             Deriv-       (Month/    (Instr.     or Disposed                      (Instr. 3 and 4)      Security
                             ative        Day/       8)          of (D)           (Month/Day/
                             Security     Year)                                   Year)                                 (Instr. 5)
                                                                 (Instr. 3,
                                                                 4, and 5)     ------------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)
                                of Month                or Indirect (I)             (Instr. 4)

                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Ronald G. Bruno             7/7/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                                 Ronald G. Bruno               Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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